Exhibit 99.2

Q4 FY19 Letter to Shareholders May 1, 2019

May 1, 2019

Dear Shareholders,

Cirrus Logic delivered revenue of $1.19 billion in FY19, GAAP operating profit of eight percent and non-GAAP operating profit of 16 percent. GAAP and non-GAAP EPS for the full fiscal year were $1.46 and $2.64, respectively. Revenue for the year was below our expectations due to lower than anticipated smartphone unit volumes. Q4 FY19 revenue was $240.4 million, slightly above the high end of guidance. GAAP and non-GAAP earnings per share were $0.10 and $0.37 respectively. Although our fiscal year revenue results were below original expectations, we executed on a number of strategic initiatives in FY19 that we believe will enable Cirrus Logic to grow our served markets. We significantly expanded our penetration of the Android™ market, including the addition of a second 10 percent customer in the fourth quarter, as sales of boosted amplifiers accelerated. Additionally, we gained momentum with our haptic driver product line as we continue to move beyond audio and voice into adjacent markets. Our components are now shipping in six of the top 10 smartphone manufacturers, including four in China. With a solid portfolio of components shipping today, an extensive product roadmap and strong relationships with many of the leading OEMs in the markets we target, we believe Cirrus Logic is well-positioned for future success.

Figure A: Cirrus Logic Q4FY19 and FY19 Results

Q4 FY19	GAAP	Adj.	Non-GAAP*
Revenue	$240.4		$240.4
Gross Profit	$124.6	$0.3	$124.9
Gross Margin	51.8%		52.0%
Operating Expense	$117.5	($14.6)	$102.9
Operating Income	$7.1	$14.9	$22.0
Operating Profit	3%		9%
Interest Income	$2.3		$2.3
U.K Pension Settlement	–		–
Other Expense	($0.2)		($0.2)
Income Tax Expense	$3.0	($1.2)	$1.8
Net Income	$6.2	$16.1	$22.3
Diluted EPS	$0.10	$0.27	$0.37

FY19	GAAP	Adj.	Non-GAAP*
Revenue	$1,185.5		$1,185.5
Gross Profit	$597.5	$0.9	$598.4
Gross Margin	50.4%		50.5%
Operating Expense	$496.7	($84.8)	$411.9
Operating Income	$100.8	$85.7	$186.5
Operating Profit	8%		16%
Interest Income	$7.0		$7.0
U.K Pension Settlement	($13.8)	$13.8	$0.0
Other Expense	($0.2)		($0.2)
Income Tax Expense	$3.8	$26.7	$30.5
Net Income	$90.0	$72.8	$162.8
Diluted EPS	$1.46	$1.18	$2.64

*Complete GAAP to Non-GAAP reconciliations available on page 13
$ millions, except EPS

Q4 FY19 Letter to Shareholders 2

3 Revenue and Gross Margins Cirrus Logic reported revenue of $1.19 billion in FY19, down 23 percent year over year. The decline in revenue was largely due to a reduction in sales of portable products shipping in smartphones, digital headsets and adaptors. Revenue for Q4 FY19 was $240.4 million, down 26 percent sequentially and 21 percent year over year. The sequential and year-over-year decline in revenue was primarily due to lower sales of portable products shipping in smartphones, which was offset somewhat by increased amplifier sales at Android customers. One customer contributed 78 percent of revenue in FY19. In Q4 FY19, two customers contributed more than 10 percent of total revenue, generating 66 percent and 15 percent of sales, underscoring the progress the company has made in the Android market. Our relationship with our largest customer remains outstanding with design activity continuing on various products. While we understand there is intense interest in this customer, in accordance with our policy, we do not discuss specifics about our business relationship. ¬Figure B: Cirrus Logic Revenue Q4 FY17 to Q1 FY20 (M) *Midpoint of guidance as of May 1, 2019In the June quarter, we expect revenue to range from $200 million to $240 million, down 8 percent sequentially and 13 percent year over year at the midpoint. Guidance reflects lower expectations for smartphone unit sales, which is partially offset by content gains with amplifiers as we support recently introduced smartphones. As we move into FY20, we remain focused on execution, new

Revenue and Gross Margins Cirrus Logic reported revenue of $1.19 billion in FY19, down 23 percent year over year. The decline in revenue was largely due to a reduction in sales of portable products shipping in smartphones, digital headsets and adaptors. Revenue for Q4 FY19 was $240.4 million, down 26 percent sequentially and 21 percent year over year. The sequential and year-over-year decline in revenue was primarily due to lower sales of portable products shipping in smartphones, which was offset somewhat by increased amplifier sales at Android customers. One customer contributed 78 percent of revenue in FY19. In Q4 FY19, two customers contributed more than 10 percent of total revenue, generating 66 percent and 15 percent of sales, underscoring the progress the company has made in the Android market. Our relationship with our largest customer remains outstanding with design activity continuing on various products. While we understand there is intense interest in this customer, in accordance with our policy, we do not discuss specifics about our business relationship. ¬Figure B: Cirrus Logic Revenue Q4 FY17 to Q1 FY20 (M) *Midpoint of guidance as of May 1, 2019In the June quarter, we expect revenue to range from $200 million to $240 million, down 8 percent sequentially and 13 percent year over year at the midpoint. Guidance reflects lower expectations for smartphone unit sales, which is partially offset by content gains with amplifiers as we support recently introduced smartphones. As we move into FY20, we remain focused on execution, new product development and expanding share with new and existing customers. With a solid design funnel and strong relationships with many of the leaders in the markets we serve, we are excited about our outlook for the coming years. FY19 GAAP gross margin was 50.4 percent, compared to 49.6 percent in FY18. Non-GAAP gross margin for the full fiscal year was 50.5 percent, versus 49.7 percent in the prior year. The year-over-year change in gross margin is largely associated with a shift in product mix and, to a lesser extent, supply chain efficiencies. GAAP gross margin in the March quarter was 51.8 percent, compared to 50.3 percent in Q3 FY19. Non-GAAP gross margin in Q4 FY19 was 52 percent, versus 50.4 percent in the prior quarter. The sequential change in gross margin reflects a benefit from the sale of previously reserved products and, to a lesser extent, supply chain efficiencies. In the June quarter, gross margin is expected to range from 49 percent to 51 percent. Operating Profit, Earnings and Cash For the fiscal year, Cirrus Logic delivered GAAP operating profit of approximately eight percent, compared to 17 percent the prior year.  Non-GAAP operating profit was approximately 16 percent, compared to 23 percent in FY18. GAAP and non-GAAP operating expense for the full fiscal year was $496.7 million and $411.9 million, respectively. GAAP operating expense included $48.8 million in stock-based compensation and $41 million in amortization of acquired intangibles. GAAP and non-GAAP operating expense in FY18 was $498.2 million and $407.3 million, respectively. GAAP operating expense included $47.3 million in stock-based compensation and $48.1 million in amortization of acquired intangibles. Operating profit for the fourth quarter was approximately three percent on a GAAP basis and nine percent on a non-GAAP basis. GAAP operating expense was $117.5 million, down $1.4 million sequentially and $14.4 million year over year. GAAP operating expense included $12.3 million in stock-based compensation, $7.2 million in amortization of acquired intangibles and a gain of $4.9 million associated with the sale of a real estate asset in the March quarter. Non-GAAP operating expense was $102.9 million, down $2.6 million sequentially and $3.9 million year over year. The primary drivers of the changes in GAAP and non-GAAP operating expense for Q4 FY19 and the full fiscal year are detailed below in order of significance in Figure C.

Figure C: Primary Drivers Operating Expenses Q4 FY19 vs Q3 FY19 Q4 FY19 vs Q4 FY18 FY19 vs FY18   Variable compensation Amortization of acquisition intangibles* Variable compensation   Product development Product development (including contract labor) Amortization of acquisition intangibles*   Employee expenses Gain on the sale of a real estate asset* Product development (including contract labor)   Stock-based compensation* Variable compensation Gain on the sale of a real estate asset* Employee expenses Employee expenses Facilities-related expenses Credit related to the adjustment in fair value of a previously recorded liability* *Excluded from non-GAAP operating expense GAAP R&D and SG&A expenses for Q1 FY20 are expected to range from $120 million to $126 million, including roughly $14 million in stock-based compensation and $7 million in amortization of acquired intangibles. The forecasted sequential change in operating expense reflects a reduction in employee expenses, which are offset by higher product development costs. In addition, beginning in Q1 FY20 we expect to benefit from an increase in research and development incentives. In FY20, we currently expect operating expense to remain relatively flat to our current quarterly run rate, with some variation on a quarter to quarter basis. We expect to manage expenses prudently as we balance our long-term profitability goals with our investment in important R&D projects that we anticipate will drive future growth.  Our total headcount exiting Q4 was 1,551.

Figure D: GAAP R&D and SG&A Expenses (M)/Headcount Q4 FY17 to Q1 FY19

*Reflects midpoint of combined R&D and SG&A guidance as of May 1, 2019 FY19 GAAP earnings per share were $1.46, compared to $2.46 the prior year. GAAP earnings per share include $13.8 million of non-operating expense associated with the settlement of a United Kingdom defined benefit pension scheme in the December quarter and a gain of $4.9 million within operating expenses associated with the sale of a real estate asset in the March quarter. Non-GAAP earnings per share for the full fiscal year were $2.64, verses $4.27 in FY18. GAAP earnings per share for the March quarter were $0.10, compared to $0.49 the prior quarter and earnings per share of $0.19 in Q4 FY18. GAAP earnings per share include a gain within operating expenses associated with the previously mentioned sale of a real estate asset in the quarter.  Non-GAAP earnings per share for the quarter were $0.37, versus $0.91 in Q3 FY19 and $0.51 in Q4 FY18. Our ending cash balance in the March quarter was approximately $445 million, up slightly from the prior quarter. Cash from operations was approximately $206.7 million for the full fiscal year and $9.6 million for the quarter. In FY19, we used $160 million to repurchase roughly four million shares at an average price of $40.30. In the March quarter, we used $10 million to repurchase 258,491 shares at an average price of $38.69. As of March 30, 2019, the company has $240 million remaining in its current share repurchase authorization. We expect to continue to have strong cash flow generation going forward and will evaluate potential uses of this cash, including acquisitions and the repurchase of shares on an opportunistic basis. Net interest income is currently expected to be roughly $2.5 million in Q1 FY20. Taxes and Inventory GAAP tax expense for FY19 was $3.8 million on GAAP pre-tax income of $93.8 million, resulting in an effective tax rate of four percent for the year. Non-GAAP tax expense for the full fiscal year was $30.5 million on non-GAAP pre-tax income of $193.3 million, resulting in an effective tax rate of 15.8 percent for the year. Non-GAAP tax expense excludes the benefit of adjustments to the one-time transition tax under US tax reform recorded in Q2, excludes non-recurring adjustments to certain deferred tax assets recorded in Q4, and includes the tax effect of higher non-GAAP income in various jurisdictions. For the March quarter, we realized GAAP tax expense of $3 million on GAAP pre-tax income of approximately $9.2 million, resulting in an effective tax rate of 33.1 percent. Non-GAAP tax expense for the quarter was approximately $1.8 million on non-GAAP pre-tax income of approximately $24.1 million, resulting in an effective tax rate of 7.7 percent.  Non-GAAP tax expense for the March quarter excludes non-recurring adjustments to certain deferred tax assets recorded in Q4 and includes the tax effect of higher non-GAAP income in various jurisdictions. We expect that our worldwide non-GAAP effective tax rate in FY20 will range from 16 percent to 18 percent. Q4 inventory was $165 million, down from $168 million in Q3 FY19. Inventory in Q1 FY20 is expected to be down from the prior quarter. Company Strategy In FY19, Cirrus Logic continued to execute on initiatives that are expected to provide further growth in the coming years. In keeping with the objectives that we have previously communicated, we have made impressive progress in Android, both with new China-based customers and with long-standing OEM partners. Much of this momentum is related to the success of our amplifier products, though we are also increasingly excited by the demand for our haptic drivers. As previously noted, the digital headset market delivered fewer growth opportunities in FY19 than we originally anticipated. Despite this, the company’s products are shipping today in a growing number of wired and wireless headsets and adaptors, including the recently introduced wireless ear buds from a leading Android OEM. In FY20, we expect to see several new products come to market using a range of our technology from basic codecs to continuously adaptive ANC devices, as we continue to focus on engaging customers that value premium audio and voice. The company also made good progress during the past year with our longer-term investments in MEMS microphones and voice biometrics. Customer engagement around these technologies grew notably and evaluation activity continued.

We are delighted with the success of our 55-nanometer boosted amplifiers in FY19. We ramped production across many of the leading smartphone manufacturers, including first-time amplifier shipments with the top two Android OEMs. After securing our initial design wins with these customers, we have succeeded in expanding into additional flagship and mid-tier smartphones, as well as tablet designs. Interest in our amplifier products is driven by a desire for louder and higher-performance playback and industrial design improvements. With OEMs seeking to deliver sleeker devices that maximize screen size and minimize notches, interest in ‘surface audio’ playback – using the surface of the device as both a loudspeaker and as an earpiece receiver – is growing. While the technology is still in the early stages of being integrated into mobile devices, Cirrus Logic amplifier products power one surface audio handset shipping today, and we anticipate additional opportunities as this technology becomes more mainstream. In the coming fiscal year, we expect more customers in China and elsewhere to launch flagship and mid-tier smartphones using our boosted amplifiers. Based on our robust design funnel, we expect revenue from audio amplifiers to continue to grow in FY20. Enhancements to smartphone design and the user experience are also key levers of demand for our 55-nanometer haptic drivers. Replacing mechanical buttons with virtual buttons can both enable new physical design possibilities and improve the overall robustness of the device. Additionally, sophisticated haptic drivers can deliver refined tactile feedback which greatly enhances the device experience. Building on the success of our existing portfolio, we are developing next-generation products that will reduce the footprint of haptics subsystems while improving both performance and power consumption. Although the largest opportunity for our technology today is in smartphones, we are also seeing demand from non-mobile applications such as wearables. We anticipate end products using our components in these applications will come to market over the next 12 to 18 months. In FY20, we expect sales from haptic drivers to continue to grow. In FY19, the company completed the transition of our MEMS microphone supply chain to Taiwan. This will enable us to meet the high unit volume and performance requirements of our target markets. We continue to hear customer enthusiasm for Cirrus Logic bringing our dedication to innovation, quality and execution excellence to the MEMS microphone market. With robust customer engagement driving our investment, we continue to execute on our roadmap of achieving process and product maturity. The past year saw significant growth in public awareness around privacy and security issues, and a notable change in tone of leading smartphone and platform providers reflecting user sensitivities around these topics. This trend fueled increased interest in biometrics technologies this past year, as Cirrus Logic continued to engage customers regarding our maturing voice biometrics solution. In recent months, we have sampled our enhanced 28-nanometer biometrics product to customers for evaluation and initial design-in. With Android releases ‘P’ and ‘Q’ we will see significantly increased emphasis on both biometrics and compliance with authentication standards defined by

FIDO, the leading industry association for online identity verification. We believe this trend, along with FIDO’s architecture strongly reinforcing the need to process biometric data locally on the end user’s device, represents a significant opportunity for this technology in smartphones and beyond. Our investments in amplifiers, haptics, headsets, microphones and voice solutions leverage a foundation of deep expertise in mixed-signal design and advanced low-power signal processing. We see plentiful opportunities to leverage these capabilities for further growth in the audio and voice domains. We are also continuing to invest in core research and development that we expect to drive further growth into adjacent product areas and deliver a meaningful expansion of our serviceable market in the coming years. For example, we are pleased to have recently sampled a new product that draws on the company’s expertise around closed-loop controllers and systems, coupled with our ability to provide low-latency, low-power, high-performance signal processing.  As certain functions gravitate towards being processed at the edge, often in battery-powered connected devices, we believe Cirrus Logic has the capabilities and intellectual property necessary to take advantage of many of these emerging opportunities. In conclusion, in FY19 Cirrus Logic grew our penetration of the Android market, broadened our customer base, and executed on a number of product development activities that we anticipate will propel growth.  Despite the slowdown in smartphone unit sales, we believe our opportunities within this market are considerable as demand for innovative signal processing components that span the analog and digital boundary continue to increase. With our track record of execution and our excellent relationships with key customers, we are excited about the potential for growth in the coming years. Summary and Guidance For the June quarter we expect the following results: • Revenue to range between $200 million and $240 million; • GAAP gross margin to be between 49 percent and 51 percent; and • Combined GAAP R&D and SG&A expenses to range between $120 million and $126 million, including approximately $14 million in stock-based compensation expense and $7 million in amortization of acquired intangibles; In summary, while FY19 was a challenging year financially, the company executed on multiple initiatives that we believe will contribute to growth in the coming years. We significantly increased our share in Android, executed on numerous new product development activities that are expected to come to market over the next 12-18 months, and strengthened key customer relationships. With an extensive product roadmap spanning audio, voice and other adjacent markets such as haptics, we are dedicated to delivering differentiated products that will enable us to capitalize on the

increasing demand for complex analog and digital signal processing that we believe will drive our long-term success.   Sincerely,Jason Rhode President and Chief Executive Officer Thurman Case Chief Financial Officer Conference Call Q&A Session Cirrus Logic will host a live Q&A session at 5 p.m. EDT today to answer questions related to its financial results and business outlook. Participants may listen to the conference call on the Cirrus Logic website. Participants who would like to submit a question to be addressed during the call are requested to email investor.relations@cirrus.com. A replay of the webcast can be accessed on the Cirrus Logic website approximately two hours following its completion, or by calling (416) 621-4642 or toll free at (800) 585-8367 (Access Code: 6169247). Use of Non-GAAP Financial Information To supplement Cirrus Logic's financial statements presented on a GAAP basis, Cirrus has provided non-GAAP financial information, including non-GAAP net income, diluted earnings per share, operating income and profit, operating expenses, gross margin and profit, tax expenses and effective tax rate impact on earnings per share. A reconciliation of the adjustments to GAAP results is included in the tables below. We are also providing guidance on our non-GAAP expected effective tax rate. We are not able to provide guidance on our GAAP tax rate or a related reconciliation without unreasonable efforts since our future GAAP tax rate depends on our future stock price and related stock-based compensation information that is not currently available. Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. The non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.

Safe Harbor Statement Except for historical information contained herein, the matters set forth in this shareholder letter contain forward-looking statements, including statements about our outlook in the coming years and optimism for the long-term success of the company; future revenue growth and market opportunities, and expected customer product introductions and ramps; our expectation of year-over-year revenue growth associated with revenue generated by Android customers; expectations for future revenue growth with audio amplifiers and haptic devices; our opportunities with our voice biometrics solution; our expectation to deliver meaningful expansion of our serviceable market; our ability to continue to generate strong cash flow; our ability to manage our hiring and operating expenses for fiscal year 2020; effective tax rates for fiscal year 2020; and our forecasts for the first quarter of fiscal year 2020 revenue, profit, net interest income, gross margin, combined research and development and selling, general and administrative expense levels, stock-based compensation expense, amortization of acquired intangibles and inventory levels. In some cases, forward-looking statements are identified by words such as “emerge,” “expect,” “anticipate,” “foresee,” “target,” “project,” “believe,” “goals,” “opportunity,” “estimates,” “intend,” “will,” and variations of these types of words and similar expressions.  In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the following: the level and timing of orders and shipments during the first quarter of fiscal year 2020, customer cancellations of orders, or the failure to place orders consistent with forecasts; changes with respect to our current expectations of future smartphone unit volumes; any delays in the timing and/or success of customers’ new product ramps; failure to win new designs or additional content as expected at Android customers; any changes in U.S. trade policy, including potential adoption and expansion of trade restrictions, higher tariffs, or cross border taxation by the U.S. government involving other countries, particularly China, that might impact overall customer demand for our products or affect our ability to manufacture and/or sell our products overseas; and the risk factors listed in our Form 10-K for the year ended March 31, 2018 and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Cirrus Logic and Cirrus are registered trademarks of Cirrus Logic, Inc. All other company or product names noted herein may be trademarks of their respective holders.